UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 40-F/A

(Amendment No.1)

☒ Registration statement pursuant to Section 12 of the Securities Exchange Act of 1934

or

☐ Annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended ________________

Commission File Number _______________

PEAK FINTECH GROUP INC./ GROUPE PEAK FINTECH INC.
(Exact name of Registrant as specified in its charter)

Canada	7372	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number)

550 Sherbrook West, West Tower, Suite 265

Montreal, Québec, Canada H3A 1B9

(514) 340-7775

(Address and telephone number of Registrant's principal executive offices)

CT Corporation System

28 Liberty Street, New York, New York 10005

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Johnson Joseph	Nikolaos D. Galanopoulos
Peak Fintech Group Inc.	Galanopoulos & Company
550 Sherbrook West, West Tower, Suite 265	HSBC Building, 885 West Georgia Street
Montreal, Québec, H3A 1B9	Suite 1480, Box 1078
Canada	Vancouver, British Columbia, V6C 3E8
(514) 340-7775 ext. 501	Canada
(604) 895-7477

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	TNT	The Nasdaq Stock Market LLC

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

For annual reports, indicate by check mark the information filed with this Form:

☐ Annual information form  ☐ Audited annual financial statements

Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report: N/A.

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Yes ☐  No ☒

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☐  No ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act.

Yes ☐  No ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Indicate by check mark whether the registrant has filed a report on and attestation to its management's assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.              ☐

EXPLANATORY NOTE - INTRODUCTORY INFORMATION

Peak Fintech Group Inc. (the "Company" or the "Registrant") is a Canadian issuer eligible to file its registration statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on Form 40-F pursuant to the multi-jurisdictional disclosure system of the Exchange Act. The Company is a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. Equity securities of the Company are accordingly exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act pursuant to Rule 3a12-3. The Company is filing this Form 40-F registration statement with the U.S. Securities and Exchange Commission ("SEC") to register its class of common shares under Section 12(b) of the Exchange Act in compliance with the Guidance (as defined below).

The Company filed a Registration Statement on Form 40-F on October 26, 2021 (the "October 26 Form 40-F"). The Company is filing this Amendment No. 1 for the sole purpose of filing exhibits that were too large to be filed with the October 26 Form 40-F.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Peak Fintech Group Inc.

By:	/s/ Johnson Joseph
Name: Johnson Joseph
Title: Chief Executive Officer

Date: October 26, 2021

EXHIBIT INDEX

The following documents are being filed with the Commission as Exhibits to this Registration Statement:

Exhibit	Description
99.1 *	Software and royalty license agreement with Cubeler dated March 27, 2017*
99.2 *	Amendment to software and royalty license agreement with Cubeler dated February 26, 2018*
99.3 *	Form 7 monthly progress report dated January 8, 2020*
99.4 *	News release dated January 10, 2020*
99.5 *	Form 45-106F1 report of exempt distribution dated January 27, 2020*
99.6 *	News release dated February 4, 2020*
99.7 *	News release dated February 5, 2020*
99.8 *	Form 7 monthly progress report dated February 7, 2020*
99.9 *	Form 45-106F1 report of exempt distribution dated February 13, 2020*
99.10 *	News release dated February 18, 2020*
99.11 *	News release dated February 18, 2020*
99.12 *	News release dated February 20, 2020*
99.13 *	News release dated February 24, 2020*
99.14 *	News release dated March 3, 2020*
99.15 *	News release dated March 5, 2020*
99.16 *	Form 7 monthly progress report dated March 6, 2020*
99.17 *	News release dated March 12, 2020*
99.18 *	News release dated March 16, 2020*
99.19 *	News release dated March 19, 2020*
99.20 *	News release dated March 24, 2020*
99.21 *	News release dated April 1, 2020*
99.22 *	News release dated April 6, 2020*
99.23 *	Form 7 monthly progress report dated April 7, 2020*
99.24 *	News release dated April 20, 2020*
99.25 *	Form 45-106F1 report of exempt distribution dated April 24, 2020*
99.26 *	News release dated April 27, 2020*
99.27 *	News release dated April 30, 2020*
99.28 *	News release dated May 5, 2020*
99.29 *	Form 7 monthly progress report dated May 7, 2020*
99.30 *	News release dated May 11, 2020*
99.31 *	News release dated May 12, 2020*
99.32 *	Notice of the meeting and record date dated May 20, 2020 with respect to the June 30, 2020 annual meeting of shareholders*
99.33 *	Certificate of abridgement dated May 20, 2020*
99.34 *	Ontario Form 13-502F1 participation fee management certification for the year ended December 31, 2019 dated May 21, 2020*
99.35 *	Alberta Form 13-502F1 participation fee management certification for the year ended December 31, 2019 dated May 21, 2020*
99.36 *	Audited annual financial statements for the years ended December 31, 2019 and 2018*
99.37 *	Management's discussion and analysis for the year ended December 31, 2019 dated May 21, 2020*
99.38 *	Form 52-109FV1 CEO certification of annual filings dated May 21, 2020*
99.39 *	Form 52-109FV1 CFO certification of annual filings dated May 21, 2020*
99.40 *	News release dated May 21, 2020*
99.41 *	Notice of the annual meeting of shareholders dated May 29, 2020 with respect to the June 30, 2020 shareholders' meeting*
99.42 *	Management information circular dated May 29, 2020 with respect to the June 30, 2020 annual meeting of shareholders*
99.43 *	Form of Proxy with respect to the June 30, 2020 annual meeting of shareholders*
99.44 *	Form 7 monthly progress report dated June 5, 2020*

Exhibit	Description
99.45 *	Form 45-106F1 report of exempt distribution dated June 8, 2020*
99.46 *	News release dated June 10, 2020*
99.47 *	News release dated June 14, 2020*
99.48 *	Interim financial statements for the three-month periods ended March 31, 2020 and 2019*
99.49 *	Management's discussion and analysis for the three-month periods ended March 31, 2020 and 2019, dated June 29, 2020*
99.50 *	Form 52-109FV2 CEO certification of interim filings dated June 29, 2020*
99.51 *	Form 52-109FV2 CFO certification of interim filings dated June 29, 2020*
99.52 *	News release dated June 29, 2020*
99.53 *	Form 7 monthly progress report dated July 8, 2020*
99.54 *	News release dated July 15, 2020*
99.55 *	Confirmation of transfer agent dated July 20, 2020*
99.56 *	News release dated July 22, 2020*
99.57 *	Letter of transmittal with respect to a 10 for 1 share consolidation*
99.58 *	Proof share certificate dated July 23, 2020*
99.59 *	Confirmation of record date for share consolidation dated July 23, 2020*
99.60 *	Confirmation to CSE of notification to CDS of a 10 for 1 share consolidation dated July 23, 2020*
99.61 *	Certified copy of shareholders' resolutions dated July 23, 2020*
99.62 *	Form 12 notice of proposed stock consolidation dated July 23, 2020*
99.63 *	Certificate of Amendment of Articles of the Company dated July 27, 2020 with respect to a 10 for 1 share consolidation*
99.64 *	News release dated July 27, 2020*
99.65 *	News release dated July 28, 2020*
99.66 *	Material change report dated August 5, 2020*
99.67 *	Form 7 monthly progress report dated August 10, 2020*
99.68 *	Form 45-106F1 report of exempt distribution dated August 11, 2020*
99.69 *	News release dated August 14, 2020*
99.70 *	Amended material change report dated August 21, 2020*
99.71 *	News release dated August 24, 2020*
99.72 *	Interim financial statements for the three and six-month periods ended June 30, 2020 and 2019*
99.73 *	Management's discussion and analysis for the three and six-month periods ended June 30, 2020 and 2019 dated August 27, 2020*
99.74 *	Form 52-109FV2 CEO certification of interim filings dated August 27, 2020*
99.75 *	Form 52-109FV2 CFO certification of interim filings dated August 27, 2020*
99.76 *	News release dated August 27, 2020*
99.77 *	News release dated August 28, 2020*
99.78 *	Form 45-106F1 report of exempt distribution dated August 31, 2020*
99.79 *	Form 7 monthly progress report dated September 8, 2020*
99.80 *	News release dated September 10, 2020*
99.81 *	News release dated September 17, 2020*
99.82 *	News release dated September 18, 2020*
99.83 *	News release dated September 21, 2020*
99.84 *	News release dated September 22, 2020*
99.85 *	Notice of the meeting and record date dated September 22, 2020 with respect to the November 9, 2020 special meeting of shareholders*
99.86 *	News release dated September 28, 2020*
99.87 *	News release dated October 1, 2020*
99.88 *	Notice of the special meeting of shareholders dated October 2, 2020 with respect to the November 9, 2020 special shareholders' meeting*
99.89 *	Management information circular dated October 2, 2020 with respect to the November 9, 2020 special meeting of shareholders*
99.90 *	Form of Proxy with respect to the November 9, 2020 special meeting of shareholders*
99.91 *	News release dated October 5, 2020*
99.92 *	News release dated October 6, 2020*

Exhibit	Description
99.93 *	Form 7 monthly progress report dated October 7, 2020*
99.94 *	Form 45-106F1 report of exempt distribution dated October 9, 2020*
99.95 *	News release dated October 20, 2020*
99.96 *	News release dated October 23, 2020*
99.97 *	News release dated October 27, 2020*
99.98 *	News release dated October 30, 2020*
99.99 *	News release dated November 5, 2020*
99.100 *	News release dated November 6, 2020*
99.101 *	Form 7 monthly progress report dated November 6, 2020*
99.102 *	News release dated November 9, 2020*
99.103 *	News release dated November 12, 2020*
99.104 *	Certificate of amendment dated November 18, 2020 with respect to a change of name of the Company to Peak Fintech Group Inc./Groupe Peak Fintech Inc.*
99.105 *	News release dated November 19, 2020*
99.106 *	Confirmation of CUSIP/ISIN dated November 19, 2020*
99.107 *	Proof share certificate dated November 19, 2020*
99.108 *	Confirmation transfer agent dated November 23, 2020*
99.109 *	News release dated November 23, 2020*
99.110 *	News release dated November 26, 2020*
99.111 *	Interim financial statements for the three and nine-month periods ended September 30, 2020 and 2019*
99.112 *	Management's discussion and analysis for the three and nine-month periods ended September 30, 2020 and 2019 dated November 26, 2020*
99.113 *	Form 52-109FV2 CEO certification of interim filings dated November 26, 2020*
99.114 *	Form 52-109FV2 CFO certification of interim filings dated November 26, 2020*
99.115 *	News release dated November 26, 2020*
99.116 *	News release dated December 1, 2020*
99.117 *	Form 7 monthly progress report dated December 7, 2020*
99.118 *	News release dated December 9, 2020*
99.119 *	News release dated December 11, 2020*
99.120 *	News release dated December 15, 2020*
99.121 *	News release dated December 21, 2020*
99.122 *	News release dated December 21, 2020*
99.123 *	News release dated December 24, 2020*
99.124 *	News release dated December 29, 2020*
99.125 *	Annual information form dated December 29, 2020 for the financial year ended December 31, 2019*
99.126 *	Form 52-109F1-AIF CEO certification of annual filings dated December 29, 2020*
99.127 *	Form 52-109F1-AIF CFO certification of annual filings dated December 29, 2020*
99.128 *	News release dated January 4, 2021*
99.129 *	Notice of the special meeting of shareholders dated January 6, 2021 with respect to the February 16, 2021 special shareholders' meeting*
99.130 *	Form 7 monthly progress report dated January 6, 2021*
99.131 *	News release dated January 11, 2021*
99.132 *	Notice declaring intention to be qualified under National Instrument 44-101 Short Form Prospectus Distributions dated January 13, 2021*
99.133 *	News release dated January 18, 2021*
99.134 *	News release dated January 25, 2021*
99.135 *	Notice of the special meeting of shareholders dated January 26, 2021 with respect to the February 16, 2021 special shareholders' meeting*
99.136 *	Management information circular dated January 26, 2021 with respect to the February 16, 2021 special meeting of shareholders*
99.137 *	Form of Proxy with respect to the February 16, 2021 special meeting of shareholders*
99.138 *	News release dated January 28, 2021*
99.139 *	News release dated January 29, 2021*

Exhibit	Description
99.140 *	News release dated February 3, 2021*
99.141 *	Form 7 monthly progress report dated February 5, 2021*
99.142 *	News release dated February 8, 2021*
99.143 *	News release dated February 10, 2021*
99.144 *	News release dated February 16, 2021*
99.145 *	News release dated February 24, 2021*
99.146 *	News release dated March 2, 2021*
99.147 *	News release dated March 4, 2021*
99.148 *	Form 7 monthly progress report dated March 5, 2021*
99.149 *	News release dated March 9, 2021*
99.150 *	Preliminary short form prospectus dated March 11, 2021*
99.151 *	Qualification certificate dated March 11, 2021*
99.152 *	Form 8 notice of proposed prospectus offering dated March 12, 2021*
99.153 *	News release dated March 12, 2021*
99.154 *	Decision document (visa) from the autorité des marchés financiers dated March 12, 2021*
99.155 *	Material change report dated March 18, 2021*
99.156 *	News release dated March 26, 2021*
99.157 *	PowerPoint presentation dated March 2021*
99.158 *	Form 7 monthly progress report dated April 8, 2021*
99.159 *	Amended interim financial statements for the three and nine-month periods ended September 30, 2020 and 2019*
99.160 *	Amended management's discussion and analysis for the three and nine-month periods ended September 30, 2020 and 2019, dated April 23, 2021*
99.161 *	Form 52-109FV2 CEO certification of interim filings dated April 30, 2021*
99.162 *	Form 52-109FV2 CFO certification of interim filings dated April 30, 2021*
99.163 *	News release dated April 30, 2021*
99.164 *	Ontario Form 13-502F1 participation fee management certification for the year ended December 31, 2020 dated April 30, 2021*
99.165 *	Alberta Form 13-502F1 participation fee management certification for the year ended December 31, 2020 dated April 30, 2021*
99.166 *	Audited annual financial statements for the years ended December 31, 2020 and 2019*
99.167 *	Management's discussion and analysis for the years ended December 31, 2020 and 2019, dated April 30, 3021*
99.168 *	Form 52-109FV1 CEO certification of annual filings dated April 30, 2021*
99.169 *	Form 52-109FV1 CFO certification of annual filings dated April 30, 2021*
99.170 *	News release dated April 30, 2021*
99.171 *	Notice of the meeting and record date dated May 3, 2021 with respect to the June 30, 2021 annual and special meeting of shareholders*
99.172 *	Annual information form dated May 6, 2021 for the financial year ended December 31, 2020*
99.173 *	Form 52-109F1-AIF CEO certification of annual filings dated May 14, 2021*
99.174 *	Form 52-109F1-AIF CFO certification of annual filings dated May 14, 2021*
99.175 *	Form 7 monthly progress report dated May 7, 2021*
99.176 *	Notice of the annual meeting of shareholders dated May 27, 2021 with respect to the June 30, 2021 annual shareholders' meeting*
99.177 *	Management information circular dated May 27, 2021 with respect to the June 30, 2021 annual meeting of shareholders*
99.178 *	Form of Proxy with respect to the June 30, 2021 annual meeting of shareholders*
99.179 *	Amended management's discussion and analysis for the years ended December 31, 2020 and 2019, dated April 30, 3021 and filed May 28, 2021*
99.180 *	Revised annual information form dated May 6, 2021 for the financial year ended December 31, 2020 and filed May 28, 2021*
99.181 *	Form 52-109F1R CEO certification of refiled annual filings filed May 28, 2021*
99.182 *	Form 52-109F1R CFO certification of refiled annual filings filed May 28, 2021*
99.183 *	Cover letter to amended year-end 2020 MD&A and amended 2020 annual information form filed May 31, 2021*

Exhibit	Description
99.184 *	Interim financial statements for the three-month periods ended March 31, 2021 and 2020*
99.185 *	Management's discussion and analysis for the three-month periods ended March 31, 2021 and 2020, dated May 31, 2021*
99.186 *	Form 52-109FV2 CEO certification of interim filings dated May 31, 2021*
99.187 *	Form 52-109FV2 CFO certification of interim filings dated May 31, 2021*
99.188 *	News release dated May 31, 2021*
99.189 *	Form 7 monthly progress report dated May 31, 2021*
99.190 *	News release dated June 1, 2021*
99.191 *	Amended interim financial statements for the three-month periods ended March 31, 2021 and 2020*
99.192 *	Amended management's discussion and analysis for the three-month periods ended March 31, 2021 and 2020, dated May 31, 2021 filed June 7, 2021*
99.193 *	Form 52-109F2R CEO certification of refiled interim filings dated June 7, 2021*
99.194 *	Form 52-109F2R CFO certification of refiled interim filings dated June 7, 2021*
99.195 *	Cover letter to re-filed first quarter 2021 financial statements and MD&A filed June 7, 2021*
99.196 *	Amended and restated preliminary short form prospectus dated June 10, 2021*
99.197 *	Decision document (visa) from the autorité des marchés financiers dated June 10, 2021
99.198 *	PowerPoint presentation dated June 21, 2021*
99.199 *	News release dated June 22, 2021*
99.200 *	Agency agreement dated June 22, 2021*
99.201 *	Undertaking to file warrant indenture dated June 22, 2021*
99.202 *	Non-issuer form of submission to jurisdiction for John Roumeliotis dated June 22, 2021*
99.203 *	Non-issuer form of submission to jurisdiction for Mark Dumas dated June 22, 2021*
99.204 *	Non-issuer form of submission to jurisdiction for Bin Xu dated June 22, 2021*
99.205 *	Final short form prospectus dated June 22, 2021*
99.206 *	Consent letter of underwriter's legal counsel dated June 22, 2021*
99.207 *	Consent letter of issuer's legal counsel dated June 22, 2021*
99.208 *	Auditor's consent letter dated June 22, 2021*
99.209 *	Amended form 8 notice of proposed prospectus offering dated June 22, 2021*
99.210 *	Form 6 certificate of compliance dated June 22, 2021*
99.211 *	Decision document (visa) from the autorité des marchés financiers dated June 25, 2021*
99.212 *	News release dated June 25, 2021*
99.213 *	News release dated July 7, 2021*
99.214 *	Warrant indenture dated July 7, 2021*
99.215 *	Form 7 monthly progress report dated July 8, 2021*
99.216 *	News release dated July 9, 2021*
99.217 *	News release dated July 13, 2021*
99.218 *	Proof share certificate dated July 19, 2021*
99.219 *	News release dated July 20, 2021*
99.220 *	Form 12 notice of proposed stock consolidation dated July 22, 2021*
99.221 *	Certified copy of shareholders' resolutions dated July 22, 2021*
99.222 *	Confirmation to CSE of notification to CDS of a 2 for 1 share consolidation dated July 22, 2021*
99.223 *	Confirmation of record date for share consolidation dated July 22, 2021*
99.224 *	Confirmation of transfer agent dated July 22, 2021*
99.225 *	Letter of transmittal with respect to a 2 for 1 share consolidation*
99.226 *	News release dated July 22, 2021*
99.227 *	CDS confirmation of CUSIP for warrants dated March 23, 2021 and filed July 23, 2021*
99.228 *	Transfer agent confirmation regarding appointment as warrant agent dated July 7, 2021and filed July 23, 2021*
99.229 *	News release dated July 26, 2021*
99.230 *	Certificate and articles of amendment dated July 27, 2021 with respect to a 1 for 2 consolidation of the issued and outstanding common shares of the Company*
99.231 *	News release dated July 29, 2021*
99.232 *	News release dated August 3, 2021*
99.233 *	News release dated August 5, 2021*

Exhibit	Description
99.234 *	Material change report dated August 5, 2021*
99.235 *	Form 7 monthly progress report dated August 6, 2021*
99.236 *	News release dated August 11, 2021*
99.237 *	News release dated August 16, 2021*
99.238 *	News release dated August 18, 2021*
99.239 *	Material change report dated August 25, 2021*
99.240 *	Interim financial statements for the three and six-month periods ended June 30, 2021 and 2020*
99.241 *	Management's discussion and analysis for the three and six-month periods ended June 30, 2021 and 2019 dated August 26, 2021*
99.242 *	Form 52-109FV2 CEO certification of interim filings dated August 26, 2021*
99.243 *	Form 52-109FV2 CFO certification of interim filings dated August 26, 2021*
99.244 *	News release dated August 26, 2021*
99.245	News release dated September 7, 2021
99.246	Form 7 monthly progress report dated September 8, 2021
99.247	News release dated September 14, 2021
99.248	News release dated September 17, 2021
99.249	Material change report dated September 20, 2021
99.250	News release dated September 21, 2021
99.251	News release dated September 28, 2021
99.252	Form 9 notice of issuance or proposed issuance of securities dated September 29, 2021
99.253	News release dated October 1, 2021
99.254	Amended form 9 notice of issuance of securities dated October 1, 2021
99.255	Form 6 certificate of compliance dated October 1, 2021
99.256	Closing letter to CSE dated October 1, 2021
99.257	News release dated October 4, 2021
99.258	News release dated October 5, 2021
99.259	News release dated October 6, 2021
99.260	Notice of special meeting of shareholders dated October 6, 2021 with respect to the October 27, 2021 special meeting of shareholders
99.261	Management information circular dated October 6, 2021 with respect to the October 27, 2021 special meeting of shareholders
99.262	Form of proxy with respect to the October 27, 2021 special meeting of shareholders
99.263	Certificate of abridgement dated October 6, 2021
99.264	Form 7 monthly progress report dated October 7, 2021
99.265	News release dated October 8, 2021
99.266	Form 9 notice of issuance or proposed issuance of securities dated October 8, 2021
99.267	News release dated October 12, 2021
99.268	Material change report dated October 12, 2021
99.269	News release dated October 15, 2021
99.270	News release dated October 22, 2021
99.271 *	Consent of auditors dated October 26, 2021*

* previously filed with the October 26 Form 40-F